                                                                             16.


                                                                 Exhibit 11


                             CALCULATION OF AVERAGE
                          NUMBER OF SHARES OUTSTANDING
                            (In thousands of shares)



                               Thirteen Weeks Ended    Thirty-nine Weeks Ended
                               --------------------    -----------------------
                                Oct. 2,    Oct. 3,       Oct. 2,      Oct. 3,
                                 1994       1993          1994         1993
                               --------  ----------    ---------     ---------
Number of shares of
Class A and Class B
stock outstanding
at beginning of
period                          11,713    11,750         11,713         11,798

Issuance of shares of
Class B common stock
(weighted), net of
forfeiture of re-
stricted stock awards               --        --             --             15

Repurchase of Class B
common stock (weighted)           (225)      (22)           (91)           (57)

Unexercised stock option
equivalent shares com-
puted under the "treasury
stock method"                        4         3              5              4
                                ------    ------         ------         ------

Average number of
shares outstanding
during the period               11,492    11,731         11,627         11,760
                                ======    ======         ======         ======